Exhibit 99.1

Contacts:	Sharon S. Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com

Adriana Ferrari / Jim Bianchi
Bianchi Public Relations, Inc.
(248) 269-1122
aferrari@bianchipr.com / jbianchi@bianchipr.com

Cooper Standard Names Stephenson Chief Operating Officer

NOVI, Mich. – Dec. 15, 2010 – Cooper-Standard Holdings Inc., the parent company of Cooper Standard-Automotive Inc., today announced the appointment of Keith D. Stephenson as chief operating officer reporting directly to Cooper Standard’s chairman and chief executive officer, James S. McElya. Stephenson was previously serving as president of Cooper Standard’s International division, located in the company’s European headquarters in Mannheim, Germany. He will relocate to the company’s world headquarters in Novi, Michigan in the first half of 2011, assuming the responsibilities now held by Edward Hasler, the company’s president. Hasler has announced his retirement from the company, effective July 1, 2011. He will continue to have responsibility for the company’s North American operations during the transition period.

“I want to thank Ed Hasler for his many years of outstanding service which will continue to benefit Cooper Standard during the transition period leading to his retirement. His industry expertise and ability to instill operational excellence across all of our manufacturing facilities helped Cooper Standard become a leading global supplier,” McElya said. “At the same time, I look forward to working with Keith in his new post as COO, as he will bring a great mix of international experience, industry expertise and product knowledge to the position. Additionally, as part of the company’s succession planning, Keith has assembled a strong global team, ensuring experienced leadership across all our operations.”

As president of Cooper Standard’s International Division, a position he had held since March 2009, Stephenson had responsibility for all of Cooper Standard’s manufacturing and commercial activities in Europe, Asia, South America. From 2007 until March 2009 when the Company reorganized its operations into geographic units, he served as president of Cooper Standard’s Body and Chassis Division.

- More -

Cooper Standard Appoints Stephenson to COO – p. 2

Before joining Cooper Standard in 2007, Stephenson was Chief Development Officer at Boler Company from 2004 to 2006. From 1985 to 2004, he held various senior positions at Hendrickson, a division of Boler Company, including president of International Operations, senior vice president of Global Business Operations and president of the Truck Systems Group.

Stephenson earned his Bachelor of Arts degree in business administration at North Central College in Naperville, Ill.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 19,000 people globally and operates in 18 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com.

# # #

Editor’s note:	For high-res headshot of Stephenson, please contact Adriana Ferrari at aferrari@bianchipr.com or 248-269-1122.

Stephenson is 50 years old, as of July 2010.